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PROXY STATEMENT PURSUANT TO SECTION 14 (a)

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BNY Mellon Advantage Funds, Inc.

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BNY MELLON STRUCTURED MIDCAP FUND

240 Greenwich Street

New York, NY 10286

Please Review

Dear Shareholder:

We recently distributed proxy materials for a Special Meeting of Shareholders (the “Meeting”) of the BNY Mellon Structured Midcap Fund (the "Fund”), scheduled for Monday, August 23, 2021 at 10:00 a.m. Eastern time. The reason for this Meeting is management of BNY Mellon Investment Adviser, Inc. (“BNYM Adviser”), the Fund's investment adviser, recommended, and the Fund's Board of Directors unanimously approved, a proposal to reorganize the Fund into the BNY Mellon Small/Mid Cap Growth Fund (the “Acquiring Fund”).

WHAT ARE THE POTENTIAL BENEFITS OF THE PROPOSED REORGANIZATION TO SHAREHOLDERS OF BNY MELLON STRUCTURED MIDCAP FUND?

The reorganization will offer Fund shareholders certain potential benefits, including:

✓	The Acquiring Fund had a significantly better performance record than the Fund for the 1, 5, and 10 year periods ended December 31, 2020.
✓	The Acquiring Fund's combined investment advisory and administration fees are lower than the Fund's management fee. The Fund has agreed to pay BNYM Adviser a management fee for investment advisory and administrative services at the annual rate of 0.75% of the value of the Fund's average daily net assets. The Acquiring Fund has agreed to pay BNYM Adviser an investment advisory fee at the annual rate of 0.60% of the value of the Acquiring Fund's average daily net assets. In addition, the Acquiring Fund has agreed to pay BNYM Adviser a separate administration fee. [1] For the past fiscal year, the Acquiring Fund paid BNYM Adviser an administration fee at the annual rate of 0.01% of the value of the Acquiring Fund's average daily net assets.
✓	In addition, the Acquiring Fund's Class A, Class C, Class I and Class Y shares had a lower total annual expense ratio than the corresponding class of shares of the Fund based on the expenses of each fund as of its most recent fiscal year end and more recently as of February 26, 2021.
✓	Being that the Acquiring Fund is much larger than the Fund, shareholders of the Fund should benefit from more efficient portfolio management and certain operational efficiencies as a result of the reorganization.
✓	The funds have the same investment objective and similar investment management policies

WHAT DO WE NEED FROM YOU?

While the reorganization offers many potential benefits to Fund shareholders, the reorganization cannot be implemented without obtaining the required authorization from Fund shareholders. Please also note that the Fund’s shareholder base is made up of thousands of investors just like yourself, which makes your vote even more important no matter how many shares you own. Accordingly, your vote is critical to the approval of this proposal.

At this point, we have not received your vote and would greatly appreciate you acting on this matter today.

Please take a moment to review the proposal on the enclosed proxy card and in the Prospectus/Proxy Statement and vote using one of the convenient methods described below. For further information about the proposed reorganization, how to vote or to request a copy of the Prospectus/Proxy Statement, you can reach us at (800) 817-5468.

We greatly appreciate your consideration and investment with the BNY Mellon Family of Funds.

[1] The Acquiring Fund has agreed to pay BNYM Investment Adviser an administration fee at the annual rate of 0.06% of the value of the Acquiring Fund's average daily net assets up to $500 million, 0.04% of the next $500 million of such assets and 0.02% of the Acquiring Fund's average daily net assets in excess of $1 billion (but limited to the amount of BNYM Investment Adviser's costs of providing administrative services to the Acquiring Fund).